Exhibit 99.4

Contact:

Janice Walker

Corporate Communications

617.638.2047

News for Immediate Release

First Marblehead Names Henry Cornell of Goldman Sachs to Board of Directors

BOSTON, MA, January 30, 2008 – The First Marblehead Corporation (NYSE:FMD) today announced that it has increased the number of Directors serving on its Board to ten and elected Henry Cornell a Director, effective immediately.

Henry Cornell is a Managing Director of Goldman Sachs and is the Chief Operating Officer of the Principal Investment Area of Goldman Sachs.  He also serves as a member of the global Merchant Banking Investment Committee for the firm’s investment activities.  GS Capital Partners (GSCP) made a strategic investment in First Marblehead in December.  Under the terms of the investment, an affiliate of GSCP has the right to designate one member of First Marblehead’s Board of Directors.

Mr. Cornell joined Goldman Sachs in 1984. Prior to joining Goldman Sachs, Mr. Cornell practiced law with Davis, Polk & Wardwell from 1981 to 1984 in New York and London.  He serves on the Board of Directors of Hana Financial Group, Cobalt International Energy, Kinder Morgan, Inc., and other financial services companies as well as nonprofit organizations.

“We are pleased that Henry is joining our Board of Directors.  His work with financial services companies will benefit our shareholders,” said Peter B. Tarr, Chairman of the Board of First Marblehead. “We look forward to his counsel and service on the Board.”

About The First Marblehead Corporation – First Marblehead provides financial solutions that help students achieve their dreams.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs. First Marblehead supports responsible lending for borrowers and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans. For more information, go to www.firstmarblehead.com.

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© 2008 First Marblehead